Exhibit 12.

                                MOBIL CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                                       Nine
                                                                       Months
                                                                       Ended
                                      Year Ended December 31,      September 30,

                            ----------------------------------------------------

                              1991     1992     1993     1994     1995      1996

                            ------   ------   ------   ------   ------    ------


Income Before Change in
  Accounting Principle(s).. $1,920   $1,308   $2,084   $1,759   $2,376    $2,288
Add:
Income taxes ..............  2,105    1,567    1,931    1,919    2,015     2,427
Portion of rents
  representative of
  interest factor .........    344      319      339      340      368       276
Interest and debt
  discount expense ........    713      612      529(a)   461      467       332
Earnings (greater) less
  than dividends from
  equity affiliates........   (151)      36      265      (40)     (51)      111

                            ------   ------   ------   ------   ------    ------


Income as Adjusted ........ $4,931   $3,842   $5,148   $4,439   $5,175    $5,434
                            ======   ======   ======   ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ........ $  713   $  612   $  529(a)$  461   $  467    $  332
Capitalized interest ......     20       42       42       37       47        61
Portion of rents
  representative of
  interest factor .........    344      319      339      340      368       276

                            ------   ------   ------   ------   ------    ------

Total Fixed Charges ....... $1,077   $  973   $  910   $  838   $  882    $  669
                            ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges ...........    4.6      3.9      5.7(a)   5.3      5.9       8.1
                            ======   ======   ======   ======   ======    ======


Note:

  For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the nine months ended September 30, 1996, Fixed Charges exclude $42 million, $37 million, $31 million, $37 million, $28 million, and $19 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.



MOBIL                              - 22-